NEWS RELEASE
                                                          FOR IMMEDIATE RELEASE


CONTACT:
Elizabeth Goode, Director Corporate Development
(661) 295-5600, ext. 2632
goodee@3dsystems.com


            3D SYSTEMS CORPORATION TERMINATES STOCKHOLDER RIGHTS PLAN

     VALENCIA, Calif., March 4, 2004 - 3D Systems Corporation (Nasdaq: TDSC) announced today that its Board of Directors has amended its stockholder rights plan adopted in 1995 by accelerating the final expiration date of the purchase rights issued under the plan. Under the terms of the amendment, the purchase rights expired at the close of business on March 3, 2004, rather than on December 3, 2005, as initially provided under the rights plan. The Company also announced that the rights plan terminated on March 3, 2004, upon the expiration of the purchase rights, thereby eliminating the plan altogether.

     "While the Company's rights plan, which is sometimes called a 'poison pill,' was scheduled to expire late next year, we concluded that it no longer met the Company's needs or those of its stockholders," said Abe Reichental, 3D Systems' Chief Executive Officer. "We are continuing to work to deliver improved performance to our customers and our stockholders."

ABOUT 3D SYSTEMS

     Founded in 1986, 3D Systems(R), the solid imaging company(SM), provides solid imaging products and systems solutions that reduce the time and cost of designing products and facilitate direct and indirect manufacturing. Its systems utilize patented proprietary technologies to create physical objects from digital input that can be used in design communication, prototyping, and as functional end-use parts.

     More information on the company is available at www.3dsystems.com, or by phoning 888/337-9786, ext. 2882 (or 661/295-5600, ext. 2882 from outside the
United States), or via email at moreinfo@3dsystems.com.